Exhibit 99.1

Location Based Technologies to be Featured in Wide
World of Stocks Episode on FOX- and NBC-Affiliates

(Business Wire) - On Thursday, September 10, 2009, in Port Jefferson, NY, Location Based Technologies (OTCBB:LBAS - News) will be featured in the second episode of Wide World of Stocks, a new 30-minute taped television and internet program that showcases microcap stocks. The program targets smaller companies with high growth potential and offers viewers a uniquely in-depth discussion of the company and the people behind it, as well as its core products and services. Airtime for Location Based Technologies has been purchased on two networks: FOX affiliate KTTV in Los Angeles, on Saturday, September 12, 2009, from 12:00 p.m. – 12:30 p.m., and on NBC affiliate WNBC in New York, on Sunday, September 13, from 12:30 p.m. – 1:00 p.m. The broadcast schedule is also available at http://www.wideworldofstocks.com and will be updated as additional networks and dates are added. After the first television broadcast, the program will also be available for viewing online at the site.

Location Based Technologies, manufacturer of PocketFinder personal locators, is in the final certification and approval processes for those devices, which have already received FCC approval. PocketFinder products are small, rugged personal location devices designed to give parents, guardians and pet owners peace of mind by allowing them to stay connected to their loved ones and valuables, even when they are physically apart. From a computer, telephone, or other wireless device, PocketFinders can be used to remotely locate children, elderly, or disabled persons and pets, as well as tracking valued personal property (people, pets and things!). Utilizing the U.S. Department of Defense's multi-billion dollar Global Positioning System (GPS) satellites and existing wireless technology, the company’s engineers have developed proprietary technology that allows network members to locate anyone carrying one of their devices.

The premier episode of Wide World of Stocks, featuring biotech company Viral Genetics, was accessible to more than 100 million homes through paid programming purchased by the show’s producers on networks including certain FOX affiliates, WNBC and national cable network ION.

Wide World of Stocks is hosted by Damon Roberts with co-hosts Roland Rick Perry and Thomas McCarthy, "The Dean" of CollegeStock.com.

Damon Roberts is CEO of Sports Internet Solutions Inc., a comprehensive sports analysis and entertainment company, providing pay-per-view sporting news and advice online. Mr. Roberts is also the Sunday morning host of the GameTimeInfo Pregame Football Show, seen in over 95 million homes on the ION Television Network. His website, http://www.gametiminfo.com, has 250,000 subscribers.

Co-host Roland Rick Perry is a managing director of Institutional Analyst Inc., an investment research and investor relations firm, as well as an editor of eight industry-specific investment reviews. He worked for a number of investment firms prior to launching his own investment firm in 1995 and he is the founder of the Chicago Stock, Bond & Futures Association and heads Blank Check Capital Corp. Mr. Perry also hosts a website at http://www.nationalstockreview.com that has approximately 200,000 subscribers comprised of both personal and institutional investors. Thomas McCarthy, known as "The Dean," has a network of over 100,000 followers throughout the http://www.CollegeStock.com community. CollegeStock.com is the Internet’s #1 destination for stock market education. The Dean of CollegeStock.com goes beyond anything taught in school with a focus on real-time trends in the capital markets.

About Location Based Technologies, Inc.:

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Anaheim, CA, designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit www.pocketfinder.com.

Not a Broker/Dealer or Financial Advisor:

We are not a Registered Broker/Dealer or Financial Advisor, nor do we hold ourselves out to be a Registered Broker/Dealer or Financial Advisor. All materials presented in this press release, television show and on our website are not to be regarded as investment advice and are only for informative purposes. Readers should verify all claims and do their own due diligence before investing in featured companies. Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities:

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS:

Information presented in this press release contains "forward looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact may be "forward looking statements". Forward looking statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through use of words such as "projects", "foresee", "expects", "will", "anticipates", "estimates", "believes", "understands", or that by statements indicating certain actions "may", "could", or "might" occur. Understand there is no guarantee past performance will be indicative of future results.

None of the information contained on our website, www.WideWorldOfStocks.com, is incorporated by reference herein.

Contact:

Wide World of Stocks
Jeremy Draper
Info@wideworldofstocks.com
Tel: 1 (877) 822-9967

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